JOINT FILING AGREEMENT

The undersigned acknowledge and agree that any filings, including, without limitation, amended filings, with respect to transactions by the undersigned in shares of common stock of Layne Christensen Company. that are required under Section 16 of the Securities Exchange Act of 1934, as amended, may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.

The undersigned further agree to the filing, furnishing or incorporation by reference of this Joint Filing Agreement as an exhibit to any joint filing made pursuant to Section 16, including any amendments thereto, and for the completeness and accuracy of the information concerning him or her contained therein, but shall not be responsible for the completeness and accuracy of the information concerning any other, except to the extent that he or she knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement shall remain in full force and effect until revoked by any party hereto in a signed writing, provided to such other party hereto, and then only with respect to such revoking party.

This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of July 30, 2015.

Van Den Berg Management I, Inc.

/s/ James D. Brilliant
James D. Brilliant

/s/ Arnold Van Den Berg
Arnold Van Den Berg

/s/ Scott S. Van Den Berg
Scott S. Van Den Berg

/s/ James D. Brilliant
James D. Brilliant